                                                                        Ex- 12.2


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)



                                                                           Year ended December 31,
                                            ------------------------------------------------------------------------------------
(dollar amounts in thousands)                  1993               1992                1991              1990             1989
                                            ----------         ----------          ----------        ---------        ----------
1.  Net income before extraordinary
     gains                                     $  360,802       $  436,784       $  279,541        $  100,655(c)       $  181,348

2.  Provision for income taxes                    239,133           55,601           28,499            19,338              23,092
                                                ---------       ----------       ----------        ----------          ----------

3.  Net income before extraordinary
     gains and provision
     for income taxes (line 1 + line 2)        $  599,935       $  492,385       $  308,040        $  119,993(c)       $  204,440
                                               ==========       ==========       ==========        ==========          ==========

4.  Fixed charges:

    a.  Interest expense (excluding
         interest on deposits)                 $  200,911       $  211,978       $  325,972        $  466,096         $  632,653

    b.  One-third of rental expense
         (net of income from
         subleases) and amortization
         of debt issuance costs                    33,420           24,904           25,166            23,996             23,127
                                                ---------       ----------       ----------        ----------         ----------

    c.  Total fixed charges
         (excluding interest on
         deposits) (line 4a + line 4b)            234,331          236,882          351,138           490,092            655,780

    d.  Interest on deposits                      453,442          634,787        1,002,906         1,321,738          1,370,447
                                                ---------       ----------       ----------        ----------         ----------

    e.  Total fixed charges
         (line 4c + line 4d)                   $  687,773       $  871,669       $1,354,044        $1,811,830         $2,026,227
                                               ==========       ==========       ==========        ==========         ==========

5.  Preferred stock dividend
     requirements (b)                          $  104,749      $    57,625      $    53,852       $    55,904         $    58,452
                                               ==========      ===========      ===========       ===========         ===========

6.  Net income before extraordinary
     gains and provision for income
     taxes, plus total fixed charges:

    a.  Excluding interest on
         deposits (line 3 + line 4c)           $  834,266       $  729,267       $  659,178        $  610,085         $  860,220
                                               ==========       ==========       ==========        ==========         ==========

    b.  Including interest on
         deposits (line 3 + line 4e)           $1,287,708       $1,364,054       $1,662,084        $1,931,823         $2,230,667
                                               ==========       ==========       ==========        ==========         ==========

                                        (continued)

                                                                        Ex- 12.2
                                                                     (continued)

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)


                                                                           Year ended December 31,
                                            ------------------------------------------------------------------------------------
(dollar amounts in thousands)                  1993               1992                1991              1990             1989
                                            ----------         ----------          ----------        ---------        ----------
7.  Ratio of earnings (as defined)
     to fixed charges:

    a.  Excluding interest on deposits
         (line 6a divided by line 4c)          3.56             3.08                 1.88             1.24(c)           1.31(d)

    b.  Including interest on deposits
         (line 6b divided by line 4e)          1.87             1.56                 1.23             1.07(c)           1.10(d)

8.  Ratio of earnings (as defined) to
     combined fixed charges and
     preferred stock dividends

    a.  Excluding interest on deposits
         [line 6a divided by (line 4c +
         line 5)]                              2.46             2.48                 1.63             1.12(c)           1.20(d)

    b.  Including interest on deposits
         [line 6b divided by (line 4e +
         line 5)]                              1.62             1.47                 1.18             1.03(c)           1.07(d)

- ----------------------
(a) For purposes of computing these ratios, earnings represent consolidated net income, before income taxes and extraordinary gains on early retirement of debt, plus consolidated fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs.

(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends. Series K Nonredeemable Preferred Stock was issued on January 25, 1993; Series J Nonredeemable Preferred Stock was issued on January 21, 1992; Series I Nonredeemable Preferred Stock was issued August 8, 1991; Series H Nonredeemable Preferred Stock was issued March 29, 1990. Accordingly, preferred stock dividends were not accrued for these securities prior to their respective issue dates. In the first quarter of 1990, common stock was issued in exchange for approximately 83% of the outstanding shares of Series D preferred stock in order to avoid exceeding the limitation on the amount of preferred stock that could qualify as Tier I capital under the Federal Reserve Board's 1992 risk-based capital regulations. The Series C-1 Stated Rate Auction Preferred Stock was redeemed on July 18, 1990, the Series A Redeemable Preferred Stock was redeemed on July 19, 1991, the Series G preferred stock was redeemed on November 15, 1991, the Series C-2 Stated Rate Auction Preferred Stock was redeemed on November 16, 1992 and the Series B preferred stock was redeemed on December 1, 1993.
    Accordingly, preferred stock dividends were not accrued for these securities subsequent to their respective redemption dates.

                                                                     (continued)

                                                                        Ex- 12.2
                                                                     (continued)


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)



(c) The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1990, exclude from earnings (as defined) the $73,562,000 gain on the sale of a Chicago-based consumer finance subsidiary. Had these computations included this gain, the ratio of earnings (as defined) to fixed charges would have been 1.39 excluding interest on deposits, and 1.11 including interest on deposits. Including this gain, the ratio of earnings to combined fixed charges and preferred stock dividends would have been
    1.25 excluding interest on deposits, and 1.07 including interest on deposits.

(d) The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1989, exclude from earnings (as defined) $29,193,000 of extraordinary gains on the early retirement of debt. Had these computations included these extraordinary gains, the ratio of earnings to fixed charges would have been 1.36 excluding interest on deposits, and 1.12 including interest on deposits. Including extraordinary gains, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.25 excluding interest on deposits, and 1.08 including interest on deposits.